UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2009

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1735 Market Street, Suite LL, Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On September 30, 2009, the Board of Directors of Sunoco, Inc. (the “Company”) approved a plan to idle indefinitely all process units at the Company’s refinery located in Westville, New Jersey (the “Eagle Point Refinery”), in an effort to reduce losses in its refining business at a time when a recessionary economy, weak demand for refined products, and increased global refining capacity have created margin pressure on the entire refining industry. The Company intends to idle Eagle Point until market conditions improve and will evaluate this decision and other options on an ongoing basis, including the feasibility of using the facility to produce alternative fuels in the future. The Company intends to shift current production from the Eagle Point Refinery to its two nearby refineries in Marcus Hook and Philadelphia, Pennsylvania, which will now operate at higher capacity utilization. Although the production units at Eagle Point will be idled, refined product storage and handling operations will continue. The products rack at Eagle Point owned by Sunoco Logistics Partners L.P. will remain open.

Approximately 400 employees will be furloughed during the idling of the facility. These employees will have the option to return to work in the event production resumes. During the furlough, the Company will continue to pay its contribution to medical benefits for employees and dependents covered at the time of the idling for the duration of the furlough. The Company will offer a voluntary severance program to affected employees, including job placement assistance and retraining.

The Company expects to reduce its pretax expense base by approximately $250 million per year from the idling of Eagle Point. These savings are in addition to its previously announced target of $300 million in annualized Business Improvement Initiative savings by the end of 2009. The Company is expected to incur pretax charges, the majority of which are non-cash, of approximately $475 million to $550 million related primarily to asset impairments as well as idling costs. The majority of the charges will occur in the third quarter of 2009 with some impact in the fourth quarter of 2009 and first quarter of 2010.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the Company’s related press release dated October 6, 2009, which is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2009, The Company also announced that Vincent J. Kelley, currently Senior Vice President, Refining and Engineering Services, will assume the new role of Senior Vice President, Engineering and Technology. In his new role, Mr. Kelley will oversee technology strategy and the development of technical talent at the Company. He will retain responsibility for executing capital projects across all of the Company’s business units. Mr. Kelley will also lead the Company’s efforts to idle the Eagle Point Refinery.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the Company’s related press release dated October 6, 2009, which is incorporated by reference herein.

Item 8.01.	Other Events.

On October 6, 2009, the Board of Directors of the Company authorized a plan to reduce the quarterly dividend paid to shareholders to $0.15 from $0.30 per outstanding share of the Company’s common stock, effective beginning in the first quarter of 2010. The Company expects to realize approximately $70 million in annualized cash savings as a result of reducing the dividend.

The Company also announced that Anne-Marie Ainsworth will rejoin the Company as Senior Vice President, Refining, effective November 2, 2009. An industry veteran with 31 years experience in operations, business and engineering, Ms. Ainsworth, 53, previously spent 19 years at Sunoco and was most recently at Motiva Enterprises LLC, where she was General Manager of the Motiva Norco Refinery in Norco, Louisiana.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the Company’s related press release dated October 6, 2009, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	---	Sunoco, Inc. Press Release, dated October 6, 2009, announcing idling of Eagle Point Refinery, authorization of plan to reduce quarterly dividend, and changes to senior leadership team.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.
(Registrant)

Date: October 6, 2009

/S/ JOSEPH P. KROTT
Joseph P. Krott
Comptroller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Sunoco, Inc. Press Release, dated October 6, 2009, announcing idling of Eagle Point Refinery, authorization of plan to reduce quarterly dividend, and changes to senior leadership team.